Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective July 8, 2024 (the “Effective Date”) by and between The GEO Group, Inc. (the “Company”) and Mark Suchinski (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, the terms of this Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the “Board”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1. Position and Duties. The Company hereby agrees to employ the Executive in the position and title of Senior Vice President, Chief Financial Officer (“CFO”) of the Company, and the Executive hereby agrees to be employed in such capacity. The Executive will perform all duties and responsibilities as directed by the Company’s Chief Executive Officer and Board of Directors. The Executive shall report directly to the Chief Executive Officer. He shall have all authority and responsibility inherent in the position of and commensurate with the CFO title. The Executive agrees to devote all of the Executive’s full business time and attention exclusively to the performance of the Executive’s duties hereunder and in furtherance of the business of the Company and its affiliates. The Executive shall (A) perform the Executive’s duties and responsibilities hereunder faithfully and to the best of the Executive’s abilities in a diligent manner and in accordance with the Company’s policies, (B) use the Executive’s best efforts to promote the success of the Company, (C) not do anything, or permit anything to be done at the Executive’s direction, that is intended to be inconsistent with the Executive’s duties to the Company or opposed to the best interests of the Company or which is a conflict of interest, in each case, subject to applicable law, and (D) not be or become an officer, director, manager, employee, advisor or consultant of any business other than that of the Company (or its affiliates), unless the Executive receives advance written approval from the Board. Notwithstanding the foregoing, the Executive may engage in professional, civic and not-for-profit activities, as long as such activities do not interfere with the Executive’s performance of the Executive’s duties to the Company or the commitments made by the Executive in this Agreement.

2. Term of Agreement and Employment. The term of the Executive’s employment under this Agreement will be for an initial period of two (2) years, beginning on the Effective Date, and will be automatically extended by one day every day such that it has a continuous “rolling” two-year term, unless otherwise terminated pursuant to Section 6 or 7 of this Agreement.

3. Definitions.

A.

Cause. “Cause” for the Executive’s separation from employment hereunder shall be deemed to exist if, in the reasonable judgment of the Company’s Executive Chairman and Board: (i) the Executive commits fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the Executive commits a felony or a crime involving moral turpitude; (iii) the Executive breaches any non-competition, confidentiality or non-solicitation agreement with the Company or any subsidiary or affiliate thereof; (iv) the Executive breaches any of the terms of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; or (v) the Executive engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof.

B.

Good Reason. Separation from employment by the Executive for “Good Reason” shall mean termination of this Agreement by the Executive upon the occurrence of one of the following events or conditions without the consent of the Executive:

(i) A material reduction in the Executive’s authority, duties or responsibilities;

(ii) A material reduction in the authority, duties or responsibilities of the Executive, including any requirement that the Executive is required to report to any person or entity other than the Executive Chairman and the Board;

(iii) A material reduction in the budget over which the Executive retains authority;

(iv) Any material reduction in the Executive’s Annual Base Salary (as defined below) or material adverse change in the terms or basis by which the Executive’s Annual Performance Award is calculated as of the Effective Date, including a suspension, discontinuation or termination of such Annual Performance Award by the Board or any committee thereof;

(v) A change in the location of the Executive’s principal place of employment by the Company of more than 50 miles from the location at which he was principally employed; or

(vi) Any material breach of this Agreement by the Company.

Notwithstanding the foregoing, the Executive’s separation from employment shall not be deemed to be for Good Reason unless: (i) the Executive terminates this Agreement no later than six (6) months following the initial existence of the above referenced event or condition which is the basis for such termination (it being understood that each instance of any such event shall constitute a separate basis for such termination and a separate event or condition occurring on the date of such instance for purposes of calculating the six (6) month period); and (ii) the Executive provides to the Company a written notice of the existence of the above referenced event or condition which is the basis for the termination within 90 days following the initial existence of such event or condition, and the Company fails to remedy such event or condition within 30 days following the receipt of such notice.

4. Compensation.

A.

Annual Base Salary. Executive shall be paid an annual base salary of seven-hundred thousand dollars ($700,000.00) (as such may be amended from time to time, the “Annual Base Salary”). The annual base salary is subject to review each calendar year and possible increase in the sole discretion of the Compensation Committee. The Annual Base Salary shall be payable at such regular times and intervals as the Company customarily pays its senior executives from time to time.

B.

Annual Performance Award. For each fiscal year of employment during which the Company employs the Executive, the Executive shall be entitled to receive a target annual performance award of one-hundred percent (100%) of Executive’s Annual Base Salary, in accordance with the terms of any plan governing senior management performance awards then in effect as established by the Compensation Committee (the “Annual Performance Award”), with such Annual Performance Award to be paid in accordance with the terms of the applicable plan.

In connection with the beginning of Executive’s employment, Executive shall be entitled to receive one-hundred and fifty thousand dollars ($150,000) to offset expenses in connection with his relocation (above and beyond the customary relocation benefits offered to Employee), which shall be deducted from Executive’s Annual Performance Award paid in 2025 (i.e., $700,000 - $150,000 = $550,000 Annual Performance Award).

C.

Stock Incentive Plan. Executive shall be entitled to receive an annual equity incentive award of restricted stock with a grant date fair value equal to at least eighty percent (80%) of Executive’s then current annual base salary that shall vest upon the attainment of certain performance goals in accordance with the terms of the Company’s equity compensation plan.

In connection with the beginning of Executive’s employment, Executive shall receive an initial grant of 50,000 shares of restricted stock in the Company that shall vest upon the attainment of certain performance goals in accordance with the terms of the Company’s equity compensation plan.

D.

Taxes. All forms of compensation paid or payable to the Executive from the Company, whether under this Agreement or otherwise, are subject to reduction to reflect applicable withholding and payroll taxes.

5. Executive Benefits. The Executive will be entitled to twenty-one (21) paid-time-off (PTO) days for vacation per fiscal year during his first ten (10) years of service, and twenty-six (26) paid-time-off (PTO) days of vacation per fiscal year thereafter The Executive, the Executive’s spouse, and qualifying members of the Executive’s family will be eligible for and will participate in, without action by the Board or any committee thereof, any benefits and perquisites available to executive officers of the Company, including any group health, dental, life insurance, disability, or other form of executive benefit plan or program of the Company now existing or that may be later adopted by the Company (collectively, the “Executive Benefits”).

6. Death or Disability. The Executive’s employment will end immediately upon the Executive’s death. If the Executive becomes physically or mentally disabled so as to become unable for a period of more than five (5) consecutive months or for shorter periods aggregating at least five (5) months during any twelve (12) month period to perform the Executive’s duties hereunder on a substantially full-time basis, the Executive’s employment will terminate as of the end of such five (5) month or twelve (12) month period and this shall be considered a “Disability” under this Agreement. Upon a separation from employment by reason of a Disability, Executive’s eligibility for benefits under the Company’s disability insurance program, if any then in effect, shall continue to be governed by the terms of such plan.

7. Separation from Employment. Either the Executive or the Company may terminate the Executive’s employment under this Agreement at any time and for any reason (other than Death or Disability, as contemplated in Section (6) of this Agreement) upon not less than thirty (30) days written notice. Regardless of the reason for separation of employment or by whom it is initiated, the Executive shall be paid, no later than thirty (30) days after the Executive’s separation date or by such earlier date as may be required by applicable law: (A) the aggregate amount of the Executive’s earned but unpaid Annual Base Salary then in effect through the date of such separation; (B) incurred but unreimbursed, documented, and reasonable reimbursable business expenses through the date of such separation; and (C) any other amounts due under applicable law, in each case earned and owing through the date of separation (the “Accrued Obligations”). Executive’s eligibility for any Annual Performance Award following the date of separation for the period preceding the date of separation will be determined in accordance with the terms of the applicable plan.

A.

Separation from Employment by the Executive for Good Reason, by the Company Without Cause, or Upon the Death or Disability of the Executive. Upon the Executive’s separation from employment under this Agreement by the Executive for Good Reason, by the Company without Cause, or upon the Death (as defined in Section 6 of this Agreement) (in which case, the provisions of Section 7(A)(i) – (v) shall inure to the benefit of the Executive’s covered dependents, or to the extent applicable, to the Executive’s estate) or Disability of the Executive, the following shall apply:

(i)

Separation Payment. If the Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of a separation of the Executive’s employment by the Company without Cause, by the Executive for Good Reason, or upon the Death or Disability of the Executive, in addition to the Accrued Obligations, and subject to the conditions set forth in this Section 7(A)(i), the Company shall pay the Executive (or to the Executive’s heirs, beneficiaries or estate, as applicable) severance in an amount equal to the sum of two (2) times the Executive’s Annual Base Salary in effect immediately prior to the date the Executive separates from employment (the “Severance”), less taxes and other applicable withholdings, payable over a period of twenty-four (24) months, in twenty-four (24) equal installments. It shall be a condition to Executive’s right to receive the Severance that Executive (or the Executive’s heirs, beneficiaries, or estate, as applicable) execute and deliver to the Company an effective general release of claims in a form prescribed by the Company (the “Release”), within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the effective date of separation of employment, and that the Executive not revoke such Release during any applicable revocation period. Upon timely execution and delivery of the Release by the Executive (or the Executive’s heirs, beneficiaries or estate, as applicable) to the Company, the installment payments of the Severance shall begin on the Company’s first regular payroll date that is after the later of the date on which the Executive delivered to the Company the Release signed by the Executive (or the Executive’s heirs, beneficiaries or estate, as applicable) or the end of any applicable revocation period (unless a longer period is required by law) and shall continue monthly thereafter (on the corresponding payroll date of each subsequent month) until the Severance is paid in full. Notwithstanding the foregoing, if the earliest payment commencement date determined under the preceding sentence is in one taxable year of the Executive and the latest possible payment commencement date is in a second taxable year of Executive, the first installment payment of the Severance shall be made on the Company’s first regular payroll date that is in the second taxable year and that is after the end of the applicable revocation period.

(ii)

Separation Benefits. The Company shall continue to provide the Executive and any covered dependents of Executive (and if applicable, his beneficiaries) with the Executive Benefits (as described in Section 5 hereof) for a period of eighteen months (18) after the date of termination of the Executive’s employment with the Company. Such Executive Benefits shall be provided at no cost to the Executive in no less than the same amount, and on the same terms and conditions, as in effect on the date on which the termination of employment occurs. If the Executive dies during the eighteen month period following a termination pursuant to this Section 7(A), the Company shall continue to provide the Executive Benefits to the Executive’s covered dependents under the same terms as were being provided prior to Executive’s death and, to the extent applicable, to the Executive’s estate.

(iii)

Automobile. Within ten (10) days following the Executive’s separation from employment, the Company shall transfer all of its interest in any automobile used by the Executive pursuant to the Company’s Executive Automobile Policy (the “Executive Automobile Policy”) and shall pay the balance of any outstanding loans or leases on such automobile (whether such obligations are those of the Executive or the Company) so that the Executive owns the automobile outright (in the event such automobile is leased, the Company shall pay the residual cost of such lease). Notwithstanding the foregoing, if the earliest transfer-payment date determined under the preceding sentence is in one taxable year of the Executive and the latest possible transfer-payment date is in a second taxable year of the Executive, the transfer shall not occur until the first business day of the second taxable year that is after the end of the applicable revocation period of the Release. Executive acknowledges that the then-current fair market value of the automobile shall be subject to applicable statutory payroll withholdings and deductions and will be reported on IRS Form W-2.

(iv)

Separation Stock Options and Restricted Stock. All of the outstanding unvested stock options and restricted stock granted to the Executive prior to separation from employment will fully vest immediately upon separation from employment, provided however, that any restricted stock that is still subject to performance based vesting at the time of such separation from employment shall only vest when and to the extent the Compensation Committee certifies that the performance goals are actually met.

B.

Separation from Employment by Resignation of Executive without Good Reason or by the Company with Cause. Upon the Executive’s separation from employment by the resignation of the Executive without Good Reason, by the Company with Cause, or for any other reason other than a reason described in Section 7(A) above, the Executive shall be due no further compensation under this

Agreement related to Annual Base Salary, Annual Performance Award, Executive Benefits, or Termination Payment other than the Accrued Obligations, which amounts shall be paid to the Executive within 10 days of separation from employment. Notwithstanding the foregoing provisions, if the Executive’s separation from employment is the result of the Executive’s retirement in accordance with the Company’s then-current Senior Officer Retirement Plan (“Executive’s Retirement”), all of the outstanding unvested stock options and restricted stock granted to the Executive prior to Executive’s Retirement will fully vest immediately as of the date of Executive’s Retirement, provided however, that any restricted stock that is still subject to performance based vesting at the time of Executive’s Retirement shall only vest when and to the extent the Compensation Committee certifies that the performance goals are actually met, and provided further that the Executive remains in full compliance with the Restrictive Covenants set forth in Section 8, below, which compliance shall be a necessary condition of and prerequisite for the further vesting of any stock granted to the Executive prior to the Executive’s Retirement.

C.

Retirement Plan Rights Unaffected. Termination of the Employee’s employment under this Agreement for any reason whatsoever shall not affect the Employee’s rights under the Company’s retirement plan applicable to the Employee.

8. Restrictive Covenants.

A.

General. The Company and the Executive hereby acknowledge and agree that (i) the Executive is in possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of the Company (the “Trade Secrets”), (ii) the restrictive covenants contained in this Section 8 are justified by legitimate business interests of the Company, including, but not limited to, the protection of the Trade Secrets, in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 8 are reasonably necessary to protect such legitimate business interests of the Company.

B.

Non-Competition. In consideration for the separation from employment payments and benefits that the Executive may receive in accordance with Section 7(A) of this Agreement, the Executive agrees that during the period of the Executive’s employment with the Company and until three years after the Executive’s separation from employment with the Company, the Executive will not, directly or indirectly, either (i) on the Executive’s own behalf or as a partner, officer, director, trustee, executive, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by the Company or any of its majority-owned subsidiaries, or (ii) become an officer, employee or consultant of, or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of the Company or any subsidiary or affiliate of the Company; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Executive is not deemed to be the beneficial owner of more than 5% of the class of securities that is so publicly traded. During the period of the Executive’s employment and until three years after the Executive’s separation employment, the Executive will not, directly or indirectly, on the Executive’s own behalf or as a partner, shareholder, officer, executive, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any executive of the Company or any of its majority-owned subsidiaries.

C.	Confidentiality.

(i)

During and following the period of the Executive’s employment with the Company, the Executive will not use for the Executive’s own benefit or for the benefit of others, or divulge to others, any information, Trade Secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its subsidiaries or affiliates and which was acquired by the Executive at any time prior to or during the term of the Executive’s employment with the Company (“Confidential Information”), except with the specific prior written consent of the Company. For purposes of this Agreement, the term “Confidential Information” shall include all information, whether written or oral, tangible or intangible (in any form or format), of a private, secret, proprietary or confidential nature, of or concerning the Company, its subsidiaries or affiliates or their business or operations, including without limitation: Trade Secrets or other confidential or proprietary information which is not publicly known or generally known in the industry; the identity, background and preferences of any current or prospective clients, investors, suppliers, vendors, referral sources and business affiliates; pricing and financial information; current and prospective client, investors, supplier or vendor lists and leads; proposals with prospective clients, investors, suppliers, vendors or business affiliates; contracts with clients, investors, suppliers, vendors or business affiliates; marketing plans; brand standards guidelines; proprietary computer software and systems; marketing materials and information; operating and business plans and strategies; research and development; policies and manuals; personnel information of employees that is private and confidential; any information related to the compensation of employees, consultants, agents or representatives of the Company, its subsidiaries or affiliates; sales and financial reports and forecasts; any information concerning any product, technology or procedure employed by the Company but not generally known to its current or prospective clients, investors, suppliers, vendors or competitors, or under development by or being tested by the Company, its subsidiaries or affiliates; any Work Product (as defined in Section 9 (D) below); and information concerning planned or pending acquisitions or divestitures.

(ii)

The Executive agrees that all Confidential Information shall be the Company’s sole property during and after the Executive’s employment with the Company. The Executive agrees that the Executive will not remove any hard copies of Confidential Information from the Company’s premises, will not download, upload or otherwise transfer copies of Confidential Information to any external storage media or cloud storage (except as necessary in the performance of the Executive’s duties for the Company and for the Company’s sole benefit), and will not print hard copies of any Confidential Information that the Executive accesses electronically from a remote location (except as necessary in the performance of the Executive’s duties for the Company and for the Company’s sole benefit).

(iii)

Should the Executive be compelled to disclose Confidential Information pursuant to any governmental, judicial or administrative order, subpoena, discovery request, regulatory request or similar method (“Compelled Disclosure”), unless prohibited by law, Executive will promptly notify the Company in writing of any such demand for disclosure, and permit the Company a reasonable time (at least five (5) business days) to seek to make such disclosure subject to a protective order or other appropriate remedy to preserve the confidentiality of the Confidential Information. The Executive agrees that the Executive shall not oppose and shall cooperate with efforts by the Company to obtain a protective order or other relief. Notwithstanding the foregoing, if the Company is unable to obtain or does not seek a protective order or other relief from Compelled Disclosure and the Executive is legally required to disclose such Confidential Information, a limited disclosure of such Confidential Information may be made by the Executive.

(iv)

Notwithstanding anything in the foregoing sections to the contrary, nothing in this Agreement is intended to, nor shall it, prohibit, prevent, impede, interfere or limit the Executive’s ability, without any prior notice to or approval by the Company, to: (1) report or discuss instances of discrimination, harassment, retaliation, sexual harassment or sexual assault; (2) report possible violations of any law, rule or regulation to any federal, state or local governmental department, commission, bureau, agency, entity or subdivision, including but not limited to the United States Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, any agency Inspector General or any legislative body or committee (any of the foregoing, a “Governmental Body”); (3) file a charge or complaint with any Governmental Body with respect to any matters that are protected under the non-discrimination or whistleblower provisions of any federal, state or local law (a “Protected Matter”); (4) testify in any proceedings regarding a Protected Matter; (5) participate in or provide testimony in any investigation or proceeding conducted by any Governmental Body, or otherwise communicate with any Governmental Body with respect to any Protected Matter; or (6) apply for or receive any monetary award from a whistleblower award or bounty program of any Governmental Body with respect to the furnishing of information to a Governmental Body.

(v)

The Executive also acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (1) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Trade Secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the Trade Secret under seal; and (B) does not disclose the Trade Secret, except pursuant to court order.

(vi)

Upon the request of the Company, and in any event upon the separation of the Executive’s employment with the Company, the Executive shall immediately return to the Company all materials, including all copies in whatever form, containing Confidential Information which are in the Executive’s possession or under the Executive’s control.

D.

Work Product. The Executive agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its subsidiaries or affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Company and its subsidiaries or affiliates, and all existing or future products or services, which are conceived, developed or made by the Executive (alone or with others) during the term of this Agreement (“Work Product”) belong to the Company. The Executive will cooperate fully in the establishment and maintenance of all rights of the Company and its subsidiaries or affiliates in such Work Product. The provisions of this Section 8(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Executive after the termination of the Agreement with respect to Work Product created during the term of this Agreement.

E.

Enforcement. The Parties agree and acknowledge that the restrictions contained in this Section 8 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any covenant or agreement contained in this Section 8 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. The Executive agrees and acknowledges that the breach of this Section 8 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 8, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; PROVIDED, HOWEVER, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

F.

Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled or required by law, pursuant to The GEO Group, Inc. Clawback Policy (the “Clawback Policy”) or the requirements of an exchange on which the Company’s shares of common stock are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company to the extent consistent with the Clawback Policy or applicable law. Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company.

9. Representation. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject; (ii) the Executive is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Executive and the Company, this Agreement will be the Executive’s valid and binding obligation, enforceable in accordance with its terms.

10. Arbitration. In the event of any dispute between the Company and the Executive with respect to this Agreement, either party may, in its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator will be selected by agreement of the Parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The determination reached in such arbitration will be final and binding on both Parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the Parties, any such arbitration will take place in West Palm Beach, Florida and will be conducted in accordance with the rules of the American Arbitration Association. If the Executive is the prevailing party in any such arbitration, he will be entitled to reimbursement by the Company of all reasonable costs and expenses (including attorneys’ fees incurred in such arbitration).

11. Assignment. The Executive may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to the Executive or any rights which the Executive may have under this Agreement. Neither the Executive nor the Executive’s beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to the Company, and any successor to the Company shall be authorized to enforce the terms and conditions of this Agreement, including the terms and conditions of the restrictive covenants contained in Section 8 hereof. As used in this Agreement, the term “successor” means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Company. This Agreement may not otherwise be assigned by the Company.

12. Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to the application of conflicts of laws.

13. Entire Agreement. This Agreement constitutes the only agreements between Company and the Executive regarding the Executive’s employment by the Company. This Agreement supersedes all other agreements and understandings, written or oral, between the Company and the Executive regarding the subject matter hereof and thereof. A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between the Company and the Executive, duly executed by both Parties.

14. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the Parties’ intention. The provisions of Section 8 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or the Executive’s relationship with the Company.

15. Notices. All notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by the Executive hereunder will be addressed to the Company to the attention of its General Counsel at its main offices, 4955 Technology Way, Boca Raton, Florida 33431. Any notice to be given to the Executive will be addressed to the Executive at the Executive’s residence address last provided by the Executive to the Company. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

16. Headings. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

17. Section 409A Compliance.

A.

General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Executive and on the Company).

B.

Distributions on Account of Separation from Service. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Executive’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Code Section 409A.

C.

No Acceleration of Payment. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

D.

Six Month Delay for Specified Employees. In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

E.

Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

F.

Reimbursements and In-Kind Benefits. With respect to reimbursements and in-kind benefits that may be provided under the Agreement (the “Reimbursement Plans”), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements:

(i) Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(ii) Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this Section 18(G)(ii) solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect;

(iii) The reimbursement of an eligible expense is made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and

(iv) The right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

G.

Executive Benefits. With respect to any Executive Benefits that do not comply with (or are not exempt from) Code Section 409A, to the extent applicable, the Executive shall be deemed to receive from the Company a monthly payment necessary for the Executive to purchase the benefit in question.

H.

Indemnification by the Company of Executive. Notwithstanding the intention of the Company and the Executive that the benefits and rights to which the Executive is entitled pursuant to this Agreement comply with Code Section 409A, if any provision of this Agreement fails to comply with Code Section 409A and any payment or benefit paid or made to the Executive pursuant to the terms of this Agreement becomes subject to taxation pursuant to Code Section 409A, then the Company shall fully indemnify the Executive and hold the Executive harmless from any such taxation, and any costs, fees or expenses borne by the Executive in connection with such taxation; provided, however, that such indemnification obligation of the Company shall not apply to any taxation which could have been reasonably avoided by the Executive through an amendment to this Agreement which the Company timely proposed but which the Executive refused to make. The Company shall control any tax or other audit relating to any matter for which it may have an indemnification obligation pursuant to this Section 18(I). Notwithstanding anything in this Agreement to the contrary, any payment to indemnify the Executive pursuant to this Section 18(H) (including any amount paid to cover additional taxes imposed upon the Executive due to such initial payment), shall be made no later than the end of the Executive’s taxable year in which the Executive remits the related taxes.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

THE GEO GROUP, INC.

By:	/s/ George C. Zoley
Name:	George C. Zoley
Title:	Executive Chairman

EXECUTIVE

By:	/s/ Mark Suchinski
Name:	Mark Suchinski